UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2010

WCA Waste Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50808	20-0829917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Riverway, Suite 1400	77056
Houston, Texas 77056	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (713) 292-2400

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 7, 2010, Jeffrey B. Schwartz tendered his resignation from the Board of Directors of WCA Waste Corporation (the “Company”).  Mr. Schwartz had served on our Board since June 2008 as one of the two directors that Ares Corporate Opportunities Fund II, L.P. (“ACOF”), as holder of the Company’s Series A Convertible Pay-In-Kind Preferred Stock (the “Series A Preferred”), is entitled to elect to the Company’s Board of Directors.

In accordance with the Certificate of Designation governing the Series A Preferred, ACOF has elected Ryan Berry to fill the vacancy on our Board resulting from Mr. Schwartz’s resignation.

Ryan Berry, age 30, is a Vice President in the Private Equity Group of Ares Management LLC with responsibilities in strategy and business development at Ares Management LLC. Mr. Berry joined Ares Management LLC in August 2005 from UBS Investment Bank where he participated in the execution of leveraged buyouts, mergers and acquisitions and debt and equity financings across various industries. Mr. Berry was with UBS Investment Bank from July 2003 until June 2005. Mr. Berry graduated with Distinction from the University of Western Ontario with Bachelor of Arts degrees in honors business administration at the Richard Ivey School of Business and cross-disciplinary studies at Huron University College. Mr. Berry’s 7 years of experience with acquisitions and leveraged buyouts and his experience managing investments in public and private companies allows him to bring valuable insight to our Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCA WASTE CORPORATION

Date: July 12, 2010	By:	/s/ Tom J. Fatjo, III
Tom J. Fatjo, III
Senior Vice President – Finance and Secretary